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                                                                    EXHIBIT 99.1

SALTON REPORTS SECOND QUARTER RESULTS

LAKE FOREST, Ill.--(BUSINESS WIRE)--Salton, Inc. (NYSE: SFP) announced today its results for the second fiscal quarter ended January 1, 2005. The Company reported net sales of $377.0 million for the quarter versus $397.1 million for the same period in fiscal 2004. The decrease in net sales was due primarily to a $49 million decline in domestic sales, which offset a $28.9 million increase internationally. The international sales growth resulted from $20.3 million in favorable foreign currency effects and double digit growth in AMAP, partially offset by retail buying freezes in a soft UK retail environment. Salton reported net income of $2.8 million, or $0.24 per share ($0.18 per diluted share), versus net income of $12.3 million or $1.10 per share ($0.81 per diluted share) for the second quarter of fiscal 2004.

Gross profit margins in the second fiscal quarter of 2005 were 26.4% of net sales, compared to 23.1% of net sales in the first fiscal quarter of 2005. This compares with 31.1% in the second fiscal quarter of 2004. The decline in gross profit from the year earlier period was a result of lower gross margins domestically, principally as a result of high raw materials costs and a higher volume of AMAP electronics sales, which carry lower margins. Selling, general and administrative expense declined by $13.1 million, driven by a $20.8 million domestic decline, as a result of the Company's cost reduction initiatives. This reduction was partially offset by an increase of $7 million in international expenses, due to start-up costs to enter new markets and $4.3 million in foreign currency effects.

For the six months ended January 1, 2005, Salton reported net sales of $651.1 million versus $635.6 million for the same period in fiscal 2004. Salton reported a net loss of $0.4 million, or $0.04 per share (basic and diluted), versus net income of $13.1 million, or $1.17 per share ($0.86 per diluted share) for the first six months of fiscal 2004.

"This quarter demonstrated the impact that our restructuring activities have had on our operating results," said Leonhard Dreimann, Chief Executive Officer of Salton, Inc. "Despite a significant decline in domestic sales, primarily as a result of product shortages,




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Salton was able to return to profitability for the quarter. Sales at AMAP reached record levels, while growth in new markets such as Brazil and Mexico was promising. We also invested heavily internationally during the quarter, to position the Company for future growth in Europe and other international areas. While we are disappointed that we did not generate higher sales during the holiday season, delays in receiving shipments from our suppliers resulted in product shortages, particularly in the U.S. Fortunately, we had prepared for this possibility, and worked in advance with our customers to manage this outcome. Despite this decline, our products sold well during the period at many of our largest customers, indicating that we are providing more of the products they are looking for."


Business Outlook


"Today, Salton is better balanced than ever before to manage the challenges domestically," said Mr. Dreimann. "We have significantly lowered our domestic operating expenses, which will allow us to reach profitability on a lower level of sales. We are encouraged by the interest generated in the George Foreman The Next Grilleration(TM). In addition, we have increased prices on many of our products, reflecting our desire to pass on higher raw material and energy costs. Our international business continues to grow. We continue to see strong results in South Africa, Europe, Australia and Brazil. We will continue to selectively invest internationally, to capitalize on opportunities available in many of these growth markets. We also are evaluating options related to our capital structure, as we are actively considering our alternatives to refinance our debt."

The Company will hold a conference call at 9 a.m. ET today. Mr. Dreimann, Chief Executive Officer, William Rue, President and Chief Operating Officer and David Mulder, Executive Vice President, Chief Administrative Officer and Senior Financial Officer will host the call. Interested participants should call (800) 968-9265 when calling within the United States or (706) 679-3061 when calling internationally. Please reference Conference I.D. Number 3721766.

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This call is being webcast and can be accessed at Salton's web site at
www.saltoninc.com The conference call can be found under the subheadings, "Stock Quotes" and then "Audio Archives". The webcast can be accessed until March 9, 2005.


About Salton,


Inc. Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, electronics, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, tabletop products, time products, lighting products, picture frames and personal care and wellness products. The company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse(TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-known brand names, high quality and innovative products, strong relationships with its customer base and its focused outsourcing strategy.

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: Salton's ability to realize the benefits it expects from its U.S. restructuring plan; Salton's substantial indebtedness and restrictive covenants in Salton's debt instruments; Salton's ability to access the capital markets on attractive terms or at all; Salton's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of Salton's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in Salton's Securities and Exchange Commission Filings.

-----------------
Contact:
     CEOcast, Inc.
     Ken Sgro, 212-732-4300
     kensgro@ceocast.com




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                         CONSOLIDATED INCOME STATEMENTS
                             (Dollars in Thousands)
                                   (unaudited)



                                                 QTR 2 FY05      QTR 2 FY04        YTD FY05       YTD FY04
                                                 ----------------------------------------------------------
NET SALES                                          $376,976        $397,103        $651,111       $635,642
Cost of Sales                                       256,090         252,674         450,940        410,630
Total Distribution Expense                           21,330          21,051          37,098         37,451
                                                 ----------------------------------------------------------
GROSS PROFIT                                         99,556         123,378         163,073        187,561
Total Selling, General & Administrative              77,462          90,514         130,549        142,306
Restructuring Costs                                     118               0             790              0
                                                 ----------------------------------------------------------
OPERATING INCOME                                     21,976          32,864          31,734         45,255
Interest Expense                                     13,807          10,333          26,845         20,011
                                                 ----------------------------------------------------------
INCOME BEFORE TAXES                                   8,169          22,531           4,889         25,244
Income Taxes                                          2,835           7,411           1,686          8,293
Minority Interest                                     2,577           2,774           3,633          3,864
                                                 ----------------------------------------------------------
NET INCOME (LOSS)                                    $2,757         $12,346           ($430)       $13,087
                                                 ==========================================================

WEIGHTED AVG COMMON SHARES OUTSTANDING           11,372,138      11,189,836      11,371,542     11,188,496
WEIGHTED AVG COMMON & COMMON EQUIV SHARE         15,138,664      15,307,519      11,371,542     15,206,259

NET INCOME(LOSS) PER COMMON SHARE: BASIC               0.24            1.10           (0.04)          1.17
NET INCOME(LOSS) PER COMMON SHARE: DILUTED             0.18            0.81           (0.04)          0.86

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                                  SALTON, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                    UNAUDITED



ASSETS                                                               1/1/05            7/3/04
------
CURRENT ASSETS:
---------------
   Cash                                                            $  37,370         $  46,847
   Compensating balances on deposit                                   34,465            34,000
   Accounts Receivable, less allowance:                              279,734           180,391
     2005 - $16,118; 2004 - $15,839
   Inventories                                                       277,861           253,627
   Prepaid expenses and other current assets                          19,001            21,267
   Deferred income taxes                                              24,104            25,742
                                                                   ---------------------------
       TOTAL CURRENT ASSETS                                          672,535           561,874

 Net Property, Plant and Equipment                                    78,985            81,152

Tradenames                                                           186,484           184,421
Non-current deferred tax asset                                        17,668            11,589
Other assets                                                          14,439            15,516
                                                                   ---------------------------
TOTAL ASSETS                                                       $ 970,111         $ 854,552
                                                                   ===========================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES:
-------------------
   Revolving line of credit and other current debt                 $ 127,570         $  48,667
   Senior subordinated notes due 2005 - current                      125,000                 0
   Accounts payable                                                  133,258           137,671
   Accrued expenses                                                   85,004            60,627
   Income Taxes Payable                                               14,134             8,805
                                                                   ---------------------------
       TOTAL CURRENT LIABILITIES                                     484,966           255,770

Term loan and other notes payable                                    101,943           100,761
Senior subordinated notes due 2005                                         0           125,000
Senior subordinated notes due 2008, including an adjustment
   of $8,332 and $9,581 to the carrying value related to
   interest rate swap agreements, respectively                       157,515           158,642
Other long term liabilities                                           17,683            17,288
                                                                   ---------------------------
       TOTAL LIABILITIES                                             762,107           657,461
Minority Interest                                                     26,347            23,515
STOCKHOLDERS' EQUITY:
--------------------
   Preferred stock, $.01 par value; authorized,
     2,000,000 shares; 40,000 shares issued                                0                 0
   Common stock, $.01 par value; authorized
     40,000,000 shares; issued and outstanding
     2005-11,376,297 shares, 2004-11,370,282 shares                      148               148
   Treasury stock - at cost                                          (65,793)          (65,793)
   Additional paid-in capital                                         96,107            96,147
   Accumulated other comprehensive income                             21,219            12,668
   Retained Earnings                                                 129,976           130,406
                                                                   ---------------------------
       TOTAL STOCKHOLDERS' EQUITY                                    181,657           173,576
                                                                   ---------------------------
  TOTAL LIABILITIES AND STOCKHOLDER EQUITY                         $ 970,111         $ 854,552
                                                                   ===========================